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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Summary Consolidated Financial and Other Data" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-107350) and related Prospectus of Ingles Markets, Incorporated for the offer to exchange 8.875% Senior Subordinated Notes Due 2011 registered under the Securities Act of 1933 for any and all outstanding 8.875% Senior Subordinated Notes Due 2011, and to the incorporation by reference therein of our report dated November 18, 2002 with respect to the consolidated financial statements and schedule of Ingles Markets, Incorporated included in its Annual Report (Form 10-K) for the year ended September 28, 2002, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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Greenville, South Carolina
October 8, 2003